Exhibit 10.20
2017 INCENTIVE PLAN
OF
CARRIZO OIL & GAS, INC.
PERFORMANCE SHARE AWARD AGREEMENT
(Officer)
THIS AGREEMENT (the “Agreement”) is effective as of _____ ___, 20__ (the “Grant Date”), by and between Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), and _____________ (the “Grantee”).
The Company has adopted the 2017 Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective May 16, 2017 (as amended, modified or supplemented from time to time, the “Plan”), by this reference made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.
Pursuant to the Plan, the Committee, which has generally been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the performance shares provided herein in order to provide Grantee with the potential to earn additional remuneration for services rendered, to encourage Grantee to remain in the employ of the Company or its Subsidiaries and to increase Grantee’s personal interest in the continued success and progress of the Company.
The Company and Grantee therefore agree as follows:
1.Grant of Performance Shares. Pursuant to the Plan and subject further to the terms and conditions herein, the Company and Grantee enter into this Agreement pursuant to which the Grantee has a target of ________ performance shares (the “Target Award”) where each performance share represents the right to receive one share of Common Stock or the cash equivalent thereof (“Performance Shares”). The range of Performance Shares which may be earned by the Grantee is 0 to 200% of the Target Award. The Performance Shares will vest, if at all, based on the Total Shareholder Return Performance and the Production Performance Condition set forth in this Agreement (together, the “Performance Goals”); provided that the Grantee remains in continuous employment with the Company or any Subsidiary (or the successor of any such company) through the last day of the Performance Period (as defined below).
2.    Total Shareholder Return Performance. Subject further to the Production Performance Condition set forth in paragraph 3 below, awards of Performance Shares will be paid to the Grantee, if at all, following the close of the _____ year period beginning on the Grant Date and ending on  ____________, 20___ (the “Performance Period”) based upon the TSR (as defined below) of the Company relative to the TSR of the Peer Companies for the Performance Period (the “Total Shareholder Return Performance”).

“Peer Companies” means the companies listed on Schedule A. Any of the Peer Companies that cease to be publicly traded on a recognized stock exchange during the Performance Period will be removed from the Peer Companies for the Performance Period. No companies may be added to the Peer Companies for the Performance Period.
Except as otherwise provided in paragraphs 4 and 5 below, total shareholder return (“TSR”) for a company, including the Company, will be the result of the average Fair Market Value (as defined in the Plan) for the [number of trading days] ending at the end of the Performance Period, minus the average Fair Market Value for the [number of trading days] ending on the Grant Date, plus dividends (cash or stock based on ex-dividend date) paid per share of common stock during the Performance Period, divided by the Fair Market Value on the Grant Date.
Following the close of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Companies, including the Company. Based on the Company’s relative TSR rank among the Peer Companies for the Performance Period, Grantee will have earned Performance Shares, subject to the Production Performance Condition set forth below, as determined by the Company’s rank as follows:

•	If the Company is ranked number 1, 200% of the Target Award

•	If the Company is ranked at the 75th percentile of the Peer Companies, including the Company, 150% of the Target Award

•	If the Company is ranked at the 50th percentile or median of the Peer Companies, including the Company, 100% of the Target Award

•	If the Company is ranked at the 25th percentile of the Peer Companies, including the Company, 50% of the Target Award

•	If the Company is ranked below the 25th percentile of the Peer Companies, including the Company, 0% of the Target Award
If the Company is ranked between any of these payout levels, the percentage multiple of the Target Award will be linearly interpolated based on the actual percentile ranking of the Company in relation to the payout levels. Any partial shares will be rounded up to the next whole number.
3.    Production Performance Condition. Subject further to the Total Shareholder Return Performance set forth in paragraph 2 above, Awards of Performance Shares will be paid to the Grantee, if at all, following the close of the Performance Period, provided that the Committee has certified that [Describe Production Performance Goal] (the “Production Performance Condition”).

4.    Payment of Performance Shares. Subject to the provisions of paragraph 5 below, Performance Shares will be earned and paid to the Grantee only following (i) the Committee’s certification of the level of Total Shareholder Return Performance and (ii) the Committee’s certification of the achievement of the Production Performance Condition. If the Committee does not certify that the Production Performance Condition was achieved or if the Total Shareholder Return Performance achieved results in 0% of the Target Award earned, all Performance Shares awarded under this Agreement shall be forfeited.
Notwithstanding the foregoing, subject to the provisions of paragraph 5 and any applicable written employment agreement between the Grantee and the Company or any Subsidiary (the “Employment Agreement”), no Performance Shares shall be payable unless the Grantee remains in continuous employment with the Company or any Subsidiary (or the successor of any such company) through the last day of the Performance Period.
In the event of a Change in Control, the Performance Shares payable to the Grantee shall be calculated as follows: if (A) less than one-half of the Performance Period has elapsed, then one hundred percent (100%) of the Target Award for the Performance Period will be paid to the Grantee, (B) one-half or more of the Performance Period has elapsed, then the greater of (i) one hundred percent (100%) of the Target Award or (ii) the percentage corresponding to the actual performance level achieved as of the date of the Change in Control, with the TSR calculated based upon the average Fair Market Value for the fifteen (15) trading days ending on the date of the Change in Control.
As soon as practicable but in no event later than thirty (30) days following the last day of the Performance Period, or, in the event of a death that occurs during the first two (2) years of the Performance Period, no later than thirty (30) days following the date of death or, in the event of a Change in Control, no later than thirty (30) days following the date of the Change in Control, the Company shall deliver to the Grantee (i) certificates representing the applicable number shares of Common Stock or cause the applicable number of shares of Common Stock to be evidenced in book-entry form in the Grantee’s name in the stock register of the Company maintained by the Company’s transfer agent, (ii) cash equal to the Fair Market Value of the applicable number of shares of Common Stock on the applicable date, or (iii) any combination of (i) or (ii).
5.    Termination of Employment; Forfeiture. Upon termination of the Grantee’s employment with the Company or any Subsidiary (or the successor of any such company) for any reason other than death prior to the end of the Performance Period, all Performance Shares shall be immediately forfeited to the Company; subject, however, to the provisions of any Employment Agreement. Notwithstanding the foregoing, in the event of the death of the Grantee during the Performance Period, which occurs before a Change in Control, the Grantee’s estate will receive a pro-rata payment (based on the number of completed months during the Performance Period prior to the Grantee’s death compared to the total number of months in the Performance Period) based on actual results at the end of the Performance Period. Notwithstanding, in the event of a death that occurs during the first two (2) years of the Performance Period, such pro-rata payment will be based on actual results through the date of death with the TSR calculated based upon the average Fair Market Value for the fifteen (15) trading days ending on the date of death.

Notwithstanding the provisions of any Employment Agreement, if (a) a Change in Control has not occurred and (b) the Grantee (i) is terminated without Cause (as may be defined in such Employment Agreement) or (ii) resigns for Good Reason (as may be defined in such Employment Agreement) prior to the satisfaction of the Performance Goals, (A) no Performance Shares will be payable unless and until the Performance Goals have been satisfied and (B) any such payment will be made in accordance with paragraph 4 following the end of the relevant Performance Period.
6.    No Ownership Rights Prior to Issuance of Shares of Common Stock; No Dividend Equivalents. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the Performance Shares, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such shares of Common Stock, unless and until and after such shares of Common Stock have been delivered to the Grantee as described in the last subparagraph of paragraph 4.

7.    Mandatory Withholding of Taxes. Grantee acknowledges and agrees that the Company shall deduct from the shares of Common Stock or cash otherwise payable or deliverable an amount of cash or number of shares of Common Stock (valued at their Fair Market Value), as applicable, on the applicable date that is equal to the amount of all federal, state and local taxes required to be withheld by the Company, as determined by the Committee. In the event the Company, in its sole discretion, determines that the Grantee’s tax obligations will not be satisfied under the methods otherwise expressly described above and the Grantee does not provide payment to the Company in the form of cash or shares of Common Stock (valued at their Fair Market Value) sufficient to satisfy any withholding obligations, then, the Grantee, subject to compliance with the Company’s insider trading policies, authorizes the Company or the Company’s Stock Plan Administrator, currently UBS Financial Services Inc., to (i) sell a number of shares of Common Stock issued or outstanding pursuant to the award, which number of shares of Common Stock the Company determines has at least the market value sufficient to meet the tax withholding obligations, plus additional shares of Common Stock to account for rounding and market fluctuations and (ii) pay such tax withholding to the Company. The shares of Common Stock may be sold as part of a block trade with other Participants such that all Participants receive an average price. [With the consent of the Committee, the Grantee may elect to have the Company withhold or purchase, as applicable, from shares of Common Stock or cash that would otherwise be payable or deliverable an amount of cash or number of shares of Common Stock (valued at their Fair Market Value), or any combination thereof as determined by the Grantee in its sole discretion, equal to the product of the maximum federal marginal rate that could be applicable to the Grantee and the Fair Market Value of the shares of Common Stock or cash otherwise payable or deliverable, as applicable.]
8.    Restrictions Imposed by Law. Without limiting the generality of Section 16 of the Plan, the Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
9.    Assignability. Except as expressly provided herein, the Performance Shares are not transferable (voluntarily or involuntarily) other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a “QDRO”), and may not otherwise be assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the award provided for herein shall immediately become null and void, and the Performance Shares shall be immediately forfeited.
Notwithstanding the foregoing, the Performance Shares are transferable by the Grantee to (i) the spouse, children or grandchildren of the Grantee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety‑nine percent (99%) of the equity, profit and loss interests. Subsequent transfers of Performance Shares shall be prohibited except by will or the laws of descent and distribution or pursuant to a QDRO, unless such transfers are made to the original Grantee or a person to whom the original Grantee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Performance Shares shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term “Grantee” shall be deemed to refer to the transferee. The consequences of termination of employment shall continue to be applied with respect to the original Grantee.
10.    Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
Attention: Human Resources
with a copy to:
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
Attention: Law Department
Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address, or shall be sent to the Grantee’s e‑mail address specified in the Company’s records.
11.    Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Grantee’s employment at any time, with or without cause; subject, however, to the provisions of any Employment Agreement.
12.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Grantee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
13.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the paragraphs of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
14.    Duplicate Originals. The Company and the Grantee may execute any number of copies of this Agreement. Each executed copy shall be an original, but all of them together represent the same agreement.
15.    Rules by Committee. The rights of the Grantee and obligations of the Company hereunder shall be subject to such reasonable rules and regulations as the Committee may adopt from time to time hereafter.
16.    Entire Agreement. Subject to the provisions of any Employment Agreement, Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Performance Shares and replaces and makes null and void any prior agreements, oral or written, between Grantee and the Company regarding the Performance Shares. To the extent of any conflict between this Agreement and any Employment Agreement, the terms of such Employment Agreement shall control; provided, however, that the parties acknowledge and agree that to the extent set forth in the last sentence of paragraph 5, the provisions of this Agreement modify and supersede the terms of such Employment Agreement with respect to the consequences to this award of Performance Shares of a termination of employment without Cause or a resignation for Good Reason prior to a Change in Control.
17.    Code Section 409A. Payments under this Agreement are designed to be made in a manner that is exempt from Code Section 409A as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
18.    Excise Taxes. Subject to the provisions of any Employment Agreement and notwithstanding anything to the contrary in this Agreement, if the Grantee is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced

(but not below zero) so that the present value of such total amounts and benefits received by the Grantee from the Company and its affiliates will be one dollar ($1.00) less than three times the Grantee’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Grantee shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing payments or benefits to be paid hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm selected by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Grantee’s base amount, then the Grantee shall immediately repay such excess to the Company upon notification that an overpayment has been made. For the avoidance of doubt, if any Employment Agreement contains specific provisions relating to Code Section 280G and Code Section 4999, then this paragraph 18 shall not apply to the Performance Shares.
19.    Grantee Acceptance. Grantee shall signify acceptance of the terms and conditions of this Agreement by executing this Agreement and returning an executed copy to the Company.
CARRIZO OIL & GAS, INC.
By:
                        S. P. Johnson, IV
President

ACCEPTED:

Grantee

Schedule A to Performance Share Award Agreement dated as of ____________
SCHEDULE A
PEER COMPANIES

The following companies comprise the Peer Companies for the Performance Period:

[Describe Peer Companies]